As filed with the Securities and Exchange Commission on April 13, 2007	Registration No. 333-[ ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6035	20-8447891
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

850 Main Street

Bridgeport, CT 06604

(203) 338-7171

(Address, including Zip Code, of principal executive offices)

People’s United Financial, Inc. Directors’ Equity Compensation Plan and People’s Bank 1998 Long-Term Incentive Plan

(Full title of the Plan)

John A. Klein

Chairman, Chief Executive Officer and President

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

Copy to:

V. Gerard Comizio, Esq.

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, NW, Suite 800

Washington, DC 20006

(202) 347-8400

(Name and address, including Zip Code, telephone number and area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value	12,399,792	(1)	(2)	$217,164,409.31	(2)	$6,666.95

(1)	Based on the total number of shares of common stock of People’s United Financial, Inc. (the “Registrant”) reserved for issuance or available for issuance upon the exercise of options or grants of shares pursuant to the People’s United Financial, Inc. Directors’ Equity Compensation Plan and the People’s Bank 1998 Long-Term Incentive Plan (collectively, the “Plans”). There are 3,175,225 shares of common stock subject to options currently outstanding and an additional 9,224,567 shares of common stock reserved for awards under the Plans. In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Registrant that, by reason of certain events specified in the Plans, may become issuable upon exercise of option or grant of awards through the application of certain anti-dilution provisions.
(2)	Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which 3,175,225 shares of the Registrant were deemed offered pursuant to the Plans at $10.29 per share and 9,224567 shares that may be acquired pursuant to options or pursuant to other equity awards granted in future are deemed to be offered at $20.00 per share, the price at which shares of the Registrant’s common stock are being offered to the public pursuant to the Registration Statement on Form S-1, as amended (Registration No. 333-138389).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Note: The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by People’s United Financial, Inc. (the “Registrant”) (File No. 333-138389) are incorporated by reference in this registration statement:

(1)	The Prospectuses for Common Stock of People’s United Financial, Inc. dated February 14, 2007, as amended, filed with the Commission pursuant to Rule 424(b) under the Securities Act (Registration No. 333-138389); and

(2)	the description of the Registrant’s common stock (the “Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A dated February 22, 2007 (Registration No. 001-33326).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the end of the fiscal year ended December 31, 2006 and prior to the filing of the termination of the offering of the common stock hereby shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant will provide without charge to each person to whom this registration statement is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to: Christina M. Bliven, People’s Bank, 850 Main Street, Bridgeport, Connecticut 06604. Telephone requests may be directed to (203) 338-7228.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, an incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX of the Registrant’s Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article X of the Registrant’s Certificate of Incorporation requires the Registrant, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Registrant, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Registrant, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the written request of the Registrant.

Article X also empowers the Registrant to purchase and maintain insurance to protect itself and its directors and officers against any liability, regardless of whether or not the Registrant would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Registrant is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors and officers. The Registrant currently maintains directors’ and officers’ liability insurance consistent with the provisions of the Certificate of Incorporation.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Second Amended and Restated Certificate of Incorporation of People’s United Financial, Inc., incorporated by reference to Exhibit 3.1, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.2	Second Amended and Restated By-Laws of People’s United Financial, Inc., incorporated by reference to Exhibit 3.2, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.3	Form of Grant Agreement for Restricted Stock, incorporated by reference to Exhibit 10.11, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.4	Form of Grant Agreement for Stock Options, incorporated by reference to Exhibit 10.10, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.5	Form of Amendment to Stock Option Agreements, incorporated by reference to Exhibit 10.10(a), the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.6	Third Amended and Restated People’s Bank Director’ Equity Compensation Plan, incorporated by reference to Exhibit 10.20, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.7	Amended and Restated People’s Bank 1998 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.9, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

5.1	Opinion of Thacher Proffitt & Wood LLP, counsel for Registrant, as to the legality of the securities being registered.

23.1	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

Item 9.	Undertakings.

A. Rule 415 offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Incorporated annual and quarterly reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Filing of registration on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut on April 12, 2007.

People’s United Financial, Inc. (Registrant)

By:	/s/ John A. Klein
John A. Klein
Chairman, Chief Executive Officer, and President

Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John A. Klein John A. Klein	Chairman, Chief Executive Officer and President	April 12, 2007

/s/ Philip R. Sherringham Philip R. Sherringham	Executive Vice President and Chief Financial Officer	April 12, 2007

/s/ Christina M. Blevin Christina M. Blevin	First Vice President, Acting Controller and Chief Accounting Officer	April 12, 2007

Name	Title	Date

/s/ Collin P. Baron	Director	April 12, 2007
Collin P. Baron

/s/ George P. Carter	Director	April 12, 2007
George P. Carter

/s/ Jerry Franklin	Director	April 12, 2007
Jerry Franklin

	Director	April 12, 2007
Eunice S. Groark

	Director	April 12, 2007
Janet M. Hansen

	Director	April 12, 2007
Richard M. Hoyt

/s/ Jeremiah J. Lowney, Jr.	Director	April 12, 2007
Jeremiah J. Lowney, Jr.

/s/ Jack E. McGregor	Director	April 12, 2007
Jack E. McGregor

/s/ James A. Thomas	Director	April 12, 2007
James A. Thomas

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of People’s United Financial, Inc., incorporated by reference to Exhibit 3.1, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.2	Second Amended and Restated By-Laws of People’s United Financial, Inc., incorporated by reference to Exhibit 3.2, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.3	Form of Grant Agreement for Restricted Stock, incorporated by reference to Exhibit 10.11, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.4	Form of Grant Agreement for Stock Options, incorporated by reference to Exhibit 10.10, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.5	Form of Amendment to Stock Option Agreements, incorporated by reference to Exhibit 10.10(a), the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.6	Third Amended and Restated People’s Bank Director’ Equity Compensation Plan, incorporated by reference to Exhibit 10.20, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

4.7	Amended and Restated People’s Bank 1998 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.9, the Registrant’s Amendment No. 4 to the Registration Statement on Form S-1, dated February 13, 2007, as amended, Registration No. 333-138389, and any amendments thereto.

5.1	Opinion of Thacher Proffitt & Wood LLP, counsel for Registrant, as to the legality of the securities being registered.

23.1	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.